EXHIBIT 10.1

AMENDED AND RESTATED MANAGEMENT AND ADVISORY AGREEMENT

dated as of July 31, 2022

between

FTAI INFRASTRUCTURE INC.

and

FIG LLC

TABLE OF CONTENTS

i

AMENDED AND RESTATED MANAGEMENT AND ADVISORY AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AND ADVISORY AGREEMENT, is made as of July 31, 2022 (the “Agreement”) by and among FTAI INFRASTRUCTURE INC., a Delaware corporation (the “Company”), and FIG LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”).

W I T N E S S E T H:

WHEREAS, the Management and Advisory Agreement, dated as of May 20, 2015 (the “Original Management and Advisory Agreement”) between Fortress Transportation and Infrastructure Investors LLC (“FTAI LLC”) and the Manager was assigned by FTAI LLC to the Company on July 31, 2022;

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities of or available to the Manager and to have the Manager undertake the duties and responsibilities hereinafter set forth, on behalf of the Company, as provided in this Agreement;

WHEREAS, the Manager is willing to render such services on the terms and conditions hereinafter set forth; and

WHEREAS, the Company and the Manager desire to enter into this Agreement to amend and restate the Original Management and Advisory Agreement and make the modifications set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the Company and the Manager agree to amend and restate the Original Management and Advisory Agreement in its entirety to read as follows:

SECTION 1.	DEFINITIONS.

The following terms have the meanings assigned to them:

(a)          “Acquisitions” means asset acquisitions by the Company and its Subsidiaries.

(b)          “Agreement” means this Amended and Restated Management and Advisory Agreement, as amended from time to time.

(c)          “Board of Directors” means the Board of Directors of the Company.

(d)          “Code” means the Internal Revenue Code of 1986, as amended.

(e)        “Common Stock” means the common stock of the Company now or hereafter authorized and designated as common stock of the Company.

(f)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)          “FTAI Infrastructure Assets” shall have the meaning given to such term in the Separation Agreement.

(h)          “FTAI Infrastructure Assets and Liabilities” means FTAI Infrastructure Assets and FTAI Infrastructure Liabilities.

(i)          “FTAI Infrastructure Liabilities” shall have the meaning given to such term in the Separation Agreement.

(j)          “GAAP” means generally accepted accounting principles in the United States, as in effect on the date of this Agreement.

(k)          “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, or, in each case, comparable governing documents.

(l)          “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager.

(m)         “Investment Company Act” means the Investment Company Act of 1940, as amended.

(n)          “IPO Date”:  means May 15, 2015.

(o)          “Operating Agreement” shall mean the Fourth Amended and Restated Partnership Agreement of Fortress Worldwide Transportation and Infrastructure General Partnership dated as of May 20, 2015.

(p)          “Pre-Incentive Fee Net Income” means, with respect to a calendar quarter, the Company’s net income attributable to shareholders during such quarter calculated in accordance with GAAP, but excluding the following (without duplication):  (i) gains and losses, realized or unrealized, (ii) the non-cash portion of any equity-based compensation expense, (iii) the one-time impact of any non-capitalized acquisition-related expenses, including transaction and integration expenses, provided that such amounts are capitalized and amortized in respect of such acquisition and such amortization is included in the calculation of Pre-Incentive Fee Net Income, (iv) any non-cash portion of the provision for income taxes, net of cash payments for income taxes and (v) any other amounts approved by the independent directors of the Company upon reasonable request by the Manager.  For the avoidance of doubt, amounts paid to the Manager as an Income Incentive Fee or a Capital Gains Incentive Fee during such quarter shall be excluded in computing Pre-Incentive Fee Net Income. With respect to the first determination of Pre-Incentive Fee Net Income following the Spin Date, Pre-Incentive Fee Net Income for any portion of the quarter occurring prior to the Spin Date shall be determined considering only the FTAI Infrastructure Assets and Liabilities.

(q)          “Separation Agreement” means that certain Separation and Distribution Agreement, dated as of August 1, 2022, by and between FTAI LLC and the Company.

(r)          “Spin Date”:  means August 1, 2022.

(s)          “Subsidiary” means any subsidiary of the Company and any partnership, the general or operating partner of which is the Company or any subsidiary of the Company and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

SECTION 2.	APPOINTMENT AND DUTIES OF THE MANAGER.

(a)          The Company hereby appoints the Manager to manage the assets and day-to-day operations of the Company and its Subsidiaries subject to the further terms and conditions set forth in this Agreement and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein.  The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b)          The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company and its Subsidiaries, at all times will be subject to the supervision of the Company’s Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby.  The Manager will be responsible for the day-to-day operations of the Company and its Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, including, without limitation:

(i)          serving as the Company’s consultant with respect to the periodic review of the acquisition criteria and parameters for Acquisitions, borrowings, financing transactions, and operations;

(ii)          investigation, analysis, valuation and selection of Acquisition opportunities;

(iii)        with respect to prospective Acquisitions by the Company and dispositions of assets, conducting negotiations with brokers, sellers and purchasers and their respective agents and representatives, investment bankers and owners of privately and publicly held companies;

(iv)        engaging and supervising independent contractors that provide services relating to the Company or any of its Subsidiaries or the Company’s assets, including, but not limited to, investment banking, legal or regulatory advisory, tax advisory, due diligence, accounting advisory, securities brokerage, brokerage, and other financial, brokerage and consulting services as the Manager determines from time to time is advisable;

(v)          negotiating the sale, exchange or other disposition of any asset;

(vi)      coordinating and managing operations of any joint venture or co-investment interests held by the Company or any of its Subsidiaries and conducting all matters with the joint venture or co-investment partners;

(vii)       coordinating and supervising, all matters related to the Company’s or any of its Subsidiaries’ assets, including the leasing and/or sale and management of such assets and retaining agents, managers or other advisors in connection with such coordination and supervision;

(viii)      providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(ix)        administering the day-to-day operations of the Company and its Subsidiaries and performing and supervising the performance of such other administrative functions necessary in the management of the Company and its Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(x)          communicating with the past, current and prospective holders of any equity or debt securities of the Company and its Subsidiaries as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xi)         counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xii)      evaluating and recommending to the Board of Directors modifications to any hedging strategies in effect on the date hereof and engaging in hedging activities, consistent with such strategies, as in effect from time to time;

(xiii)    counseling the Company regarding the maintenance of its exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from that Act;

(xiv)      assisting the Company in developing criteria that are specifically tailored to the Company’s investment objectives and making available to the Company its knowledge and experience with respect to its target assets;

(xv)       representing and making recommendations to the Company in connection with the purchase and finance, and commitment to purchase and finance, of its target assets, and in connection with the sale and commitment to sell such assets;

(xvi)          monitoring the operating performance of the Company’s and its Subsidiaries’ assets and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance, valuation and budgeted or projected operating results;

(xvii)          investing and re-investing any moneys and securities of the Company and its Subsidiaries (including investing in short-term investments, pending investment in Acquisitions, payment of fees, costs and expenses, or payments of dividends or distributions to shareholders and partners of the Company) and advising the Company as to its capital structure and capital raising;

(xviii)  causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and to conduct quarterly compliance reviews with respect thereto;

(xix)     causing the Company and its Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx)      taking all necessary actions to enable the Company and its Subsidiaries to make required tax filings and reports, including soliciting shareholders for required information to the extent provided by the provisions of the Code;

(xxi)    assisting the Company and its Subsidiaries in complying with all regulatory requirements applicable thereto in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents required under the Exchange Act;

(xxii)      handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company or any of its Subsidiaries may be involved or to which the Company or any of its Subsidiaries may be subject arising out of the Company’s or any of its Subsidiaries’ day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxiii)   using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company and its Subsidiaries to be within any expense guidelines set by the Board of Directors from time to time;

(xxiv)    performing such other services as may be required from time to time for management and other activities relating to the assets of the Company and its Subsidiaries as the Board of Directors and Manager shall agree from time to time or as the Manager shall deem appropriate under the particular circumstances;

(xxv)      using commercially reasonable efforts to cause the Company to comply with all applicable laws; and

(xxvi)    traveling in connection with the performance of any services or activities relating to the Company’s and its Subsidiaries’ assets, operations, Acquisitions or investment analysis.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company with respect to Acquisitions.  Such services will include, but not be limited to, consulting with the Company on the purchase and sale of, and other investment opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management.  Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company with respect to any services provided by third parties, which the Manager determines are material to the performance of the business.

(c)          The Manager may enter into agreements with other parties, including its affiliates, including to provide the services above, provided, that any such agreements entered into with affiliates of the Manager shall be (A) on terms no more favorable to such affiliate than could be obtained from a third party on an arm’s length basis and (B) to the extent the same do not fall within policies approved by the Board of Directors, approved by a majority of the Independent Directors to the extent required by any Board policy; provided, however, without the prior approval of a majority of the Independent Directors, the Manager may not enter into agreements with any party, other than an affiliate, to provide the investment management, investment advisory or similar services.  Notwithstanding the foregoing, the Manager shall be permitted to enter into agreements with unaffiliated parties pursuant to Section 2(b)(ii), or otherwise, to perform valuation services with respect to any assets as may be deemed necessary or advisable by the Manager.

(d)          The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of accountants, legal counsel, tax counsel, appraisers, insurers, brokers or business developers, transfer agents, registrars, developers, investment banks, financial advisors, underwriters, asset managers, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company.  Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or affiliates (which, for the avoidance of doubt, includes any employees, consultants or agents or any affiliate of the Manager).  The Company shall pay or reimburse the Manager or its affiliates performing such services for the cost thereof; provided, that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s‑length basis.

(e)          As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company, prepare, or cause to be prepared, with respect to any investment, (i) reports and information on the Company’s operations and asset performance and (ii) other information reasonably requested by the Company.

(f)          The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(g)          The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s Acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with policies approved by the Board of Directors.

(h)          Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional monies is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company to be expended by the Manager hereunder.  Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 13(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(i)          In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts hired by the Manager.

SECTION 3.	DEVOTION OF TIME; ADDITIONAL ACTIVITIES.

(a)          The Manager will provide a management team, including a Chief Executive Officer and a Chief Financial Officer of the Company, to provide the management services to be provided by the Manager to the Company hereunder.  The members of such team shall devote such of their time to the management of the Company as the Board of Directors reasonably deems necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(b)          Except to the extent set forth in clause (a) above, nothing herein shall prevent the Manager or any of its affiliates or any of the officers and employees of any of the foregoing from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in, or advisory service to others investing in, any type of infrastructure or equipment asset, including investments which meet the principal investment objectives of the Company.

(c)          Managers, members, partners, officers, employees and agents of the Manager or affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments.  When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

SECTION 4.	AGENCY.

The Manager shall act as agent of the Company in making, acquiring, financing and disposing of Acquisitions, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of the Company’s securities or the Company’s representatives or properties.

SECTION 5.	BANK ACCOUNTS.

The Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

SECTION 6.	RECORDS; CONFIDENTIALITY.

The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company at any time during normal business hours upon ten (10) business days advance written notice.  The Manager shall keep confidential any and all non‑public information obtained in connection with the services rendered under this Agreement and shall not disclose any such information to any person, except to (i) its affiliates, members, officers, directors, employees, agents, representatives or advisors who have a need to know such information in order to carry out their duties to the Company and who have a duty to the Manager or to the Company to keep such information confidential, (ii) to appraisers, financing sources and others in the ordinary course of the Manager’s business for the purpose of rendering services hereunder, provided that such persons agree to keep such information confidential, (iii) in connection with any governmental or regulatory requests of the Manager and any of its affiliates, members, officers, directors, employees, agents, representatives or advisors, (v) as required by applicable law or regulation or (vi) with the prior written consent of the Board of Directors.

SECTION 7.	OBLIGATIONS OF MANAGER; RESTRICTIONS.

(a)          The Manager shall use commercially reasonable efforts to require each seller or transferor of assets to the Company to make such representations and warranties regarding such assets as may, in the sole judgment made in good faith of the Manager, be necessary and appropriate.  In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Company’s assets and investments.

(b)          The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with policies approved by the Board of Directors or (ii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by such entity’s Governing Instruments.  If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments.  Notwithstanding the foregoing, the Manager, its directors, officers, shareholders and employees shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s shareholders or partners for any act or omission by the Manager, its directors, officers, shareholders or employees except as provided in Section 11 of this Agreement.

(c)          The Manager shall at all times during the term of this Agreement (including the Original Term and any renewal term) maintain a tangible net worth equal to or greater than $1,000,000.  Additionally, during such period the Manager shall maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

SECTION 8.	COMPENSATION.

(a)          Management Fee.  During the term of this Agreement (as the same may be extended from time to time), the Manager will receive an annual management fee (the “Management Fee”) equal to 1.50% of the Company’s “Total Equity.” The Management Fee shall be calculated and paid monthly in arrears based upon the average of the Total Equity of the Company for the two most recently completed months.  The term “Total Equity” for any month means the equity value of the Company, determined on a consolidated basis in accordance with GAAP (including any preferred equity), but reduced proportionately in the case of a Subsidiary to the extent that the Company owns, directly or indirectly, less than 100% of the equity interests in such Subsidiary.  The Management Fee for any partial month shall be appropriately pro-rated.  With respect to the first and second payment of the Management Fee following the Spin Date, Total Equity of the Company for any portion of the measurement period occurring prior to the Spin Date shall be determined by considering only the FTAI Infrastructure Assets and Liabilities.

(b)          The Manager shall compute each installment of the Management Fee within 15 days after the end of the month with respect to which such installment is payable, and such installment shall be due and payable no later than the date which is 20 days after the end of the month with respect to which such installment is payable.  A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors within 90 days after the end of each calendar year.

(c)          The Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 13(a) of this Agreement.

(d)          Upon the successful completion of an offering of Common Stock or other equity securities by the Company (including the issuance of Common Stock as consideration in connection with an Acquisition), the Company shall pay and issue to the Manager options to purchase Common Stock in an amount equal to 10% of the number of shares of Common Stock sold in the offering or issued in connection with such Acquisition (or, if the issuance relates to equity securities other than Common Stock, options to purchase a number of Common Stock equal to 10% of the gross capital raised in the equity issuance, divided by the fair market value of a share of Common Stock as of the date of issuance), with an exercise price equal to the price per share of Common Stock paid by the public or other ultimate purchaser in the offering or attributed to such Common Stock in connection with an Acquisition (or, in the case of equity securities other than Common Stock, the fair market value of a share of Common Stock as of the date of equity issuance).  For the avoidance of doubt, the initial public offering of Common Stock shall not constitute an “offering” for purposes of this Section 8(d).

(e)          Income Incentive Fee.  The Manager will be paid an income incentive fee (an “Income Incentive Fee”) with respect to Pre-Incentive Fee Net Income in each calendar quarter as follows, provided, however, for any period of less than three months the amount paid as an Income Incentive Fee shall be prorated to reflect such shorter period.

(i)          No Income Incentive Fee in any calendar quarter in which  Pre-Incentive Fee Net Income, expressed as a rate of return on the average value of the Company’s net equity capital at the end of the two most recently completed calendar quarters (including, for the avoidance of doubt, the quarter with respect to which such amount is being calculated ), does not exceed 2.0% for such quarter (8.0% annualized);

(ii)          100% of Pre-Incentive Fee Net Income with respect to that portion of such Pre-Incentive Fee Net Income, if any, that expressed as a rate of return on the average value of the Company’s net equity capital at the end of the two most recently completed calendar quarters (including, for the avoidance of doubt, the quarter with respect to which such amount is being calculated ), equals or exceeds 2.00% but does not exceed 2.2223% for such quarter; and

(iii)          10% of Pre-Incentive Fee Net Income with respect to that portion of such Pre-Incentive Fee Net Income, if any, that, expressed as a rate of return on the average value of the Company’s net equity capital at the end of the two most recently completed calendar quarters (including, for the avoidance of doubt, the quarter with respect to which such amount is being calculated ), exceeds 2.2223%.

(f)          Capital Gains Incentive Fee.  The Manager shall be paid a capital gains incentive allocation (a “Capital Gains Incentive Fee”) in arrears as of the end of each calendar year equal to 10.0% of the Company’s pro rata share of cumulative realized gains from the Spin Date through the end of such calendar year, net of the following, without duplication, (i) cumulative realized or unrealized losses and the cumulative non-cash portion of equity-based compensation expenses, in each case, for such period (the “Loss Carryforward”) and (ii) all realized gains upon which prior performance-based Capital Gains Incentive Fees were previously paid to the Manager since the Spin Date. As of the Spin Date, the Loss Carryforward shall be an amount equal to the portion of the cumulative realized or unrealized losses and cumulative non-cash portion of equity based compensation expenses of FTAI attributable to the FTAI Infrastructure Assets and Liabilities from the IPO Date through the Spin Date, measured as of the open of business on the Spin Date.  Further, as of the Spin Date, the Company’s pro rata share of cumulative realized gains from the Spin Date shall be an amount equal to FTAI’s pro rata share of cumulative realized gains attributable to the FTAI Infrastructure Assets and Liabilities from the IPO Date through the Spin Date minus all realized gains attributable to the FTAI Infrastructure Assets and Liabilities upon which prior performance-based capital gains incentive allocations we previously paid to the Manager or an affiliate thereof pursuant to the Operating Agreement.

SECTION 9.	EXPENSES OF THE COMPANY.

The Company shall pay all of its expenses and shall reimburse the Manager or (for the avoidance of doubt) its affiliates for documented expenses of the Manager or its affiliates incurred on its behalf (collectively, the “Expenses”).  Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company’s, together with the following:

(a)          expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Acquisitions;

(b)        travel and other out-of-pocket expenses incurred by managers, officers, employees and agents of the Manager or its affiliates in connection with the sourcing, underwriting, purchase, financing, refinancing, sale or other disposition, or asset management of an Acquisition;

(c)        costs of legal, accounting, tax, auditing, underwriting, asset management, sourcing, administrative and other services rendered for the Company by providers retained by the Manager or its affiliates or, if provided by the Manager’s or any affiliate’s employees, consultants or agents in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(d)          the compensation and expenses of the Independent Directors and the cost of liability insurance to indemnify the Company’s directors and officers;

(e)          compensation and expenses of the Company’s custodian and transfer agent, if any;

(f)        costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Company (including commitment fees, legal fees, closing and other costs) or any securities offerings of the Company;

(g)          costs associated with any computer software or hardware that is used for the Company;

(h)          costs and expenses incurred in contracting with third parties, including affiliates of the Manager, in accordance with the terms of this Agreement;

(i)          all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of sourcing, underwriting, acquiring, financing, refinancing, owning, protecting, maintaining, developing, operating and disposing of Acquisitions, including appraisal, reporting, audit and legal fees;

(j)          all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Manager elects to carry for itself and its employees;

(k)          expenses relating to any office or office facilities maintained for the Company or Acquisitions separate from the office or offices of the Manager;

(l)          expenses connected with the payments of interest, dividends or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of the holders of securities of the Company or its Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

(m)          expenses connected with communications to holders of securities of the Company or its Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its shareholders and proxy materials with respect to any meeting of the shareholders of the Company; and

(n)          all other expenses actually incurred by the Manager which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

Without regard to the amount of compensation received under this Agreement by the Manager, the Manager shall bear the following expenses, except as expressly set forth herein:  (i) wages and salaries of the Manager’s officers and employees; (ii) rent attributable to the space occupied by the Manager; and (iii) all other “overhead” expenses of the Manager.

SECTION 10.	CALCULATIONS OF EXPENSES.

The Manager shall prepare a statement documenting the Expenses of the Company and the Expenses incurred by the Manager on behalf of the Company during each calendar month, and shall deliver such statement to the Company in the ordinary course of periodic accounting.  Expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager on the later of (i) the first business day of the month immediately following the date of delivery of such statement and (ii) 10 business days after the date of delivery of such statement.

SECTION 11.	LIMITS OF MANAGER RESPONSIBILITY; INDEMNIFICATION.

(a)          The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement.  The Manager, its members, managers, officers and employees, sub‑advisers and each other Person, if any, controlling the Manager, will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s shareholders or partners for any acts or omissions by the Manager, its members, managers, officers or employees, sub‑advisers or each other Person, if any, controlling the Manager, pursuant to or in accordance with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.  The Company shall, to the full extent lawful, reimburse, indemnify and hold the Manager, its members, managers, officers and employees, sub‑advisers and each other Person, if any, controlling the Manager (each, an “Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.

(b)          The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company, its members, shareholders, directors, officers and employees and each other Person, if any, controlling the Company (each, a “Company Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.

SECTION 12.	NO JOINT VENTURE.

Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

SECTION 13.	TERM; TERMINATION.

(a)          Unless terminated in accordance with Section 14 or Section 15, this Agreement shall be in effect until the date that is six (6) years after the date hereof (the “Original Term”).  At the expiration of the Original Term and each Renewal Term (as defined below), this Agreement shall be deemed renewed automatically each year for an additional one-year period (each, a “Renewal Term”) unless (i) a majority consisting of at least two-thirds of the Independent Directors or a simple majority of the holders of outstanding Common Stock, agree that there has been unsatisfactory performance that is materially detrimental to the Company or (ii) a simple majority of the Independent Directors agree that the Management Fee payable to the Manager is unfair; provided, that the Company shall not have the right to terminate this Agreement under clause (ii) if the Manager agrees to continue to provide the services under this Agreement at a fee that a simple majority of the Independent Directors have reasonably determined to be fair.  If the Company elects not to renew this Agreement at the expiration of the Original Term or any Renewal Term, the Company shall deliver to the Manager prior written notice (the “Termination Notice”) of the Company’s intention not to renew this Agreement based upon the terms set forth in this Section 13(a) of this Agreement not less than 60 days prior to the expiration of the then existing term.  If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than 60 days from the date of the notice, on which the Manager shall cease to provide services under this Agreement and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate the Management Fee by delivering to the Company, no fewer than forty-five (45) days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement.  Thereupon, the Company and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement.  Provided that the Manager and the Company agree to a revised Management Fee (or other compensation structure) within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the Management Fee shall be the revised Management Fee (or other compensation structure) then agreed upon by the parties to this Agreement.  The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Management Fee promptly upon reaching an agreement regarding same.  In the event that the Company and the Manager are unable to agree to a revised Management Fee during such 45 day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) ten (10) days following the end of such 45 day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(b)          In the event that this Agreement is terminated in accordance with the provisions of Section 13(a) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to (i) the amount of the Management Fee earned by the Manager during the period consisting of the twelve (12) full, consecutive calendar months immediately preceding such termination and (ii) the amount of the Income Incentive Fee and the Capital Gains Incentive Fee as if the Company’s assets were sold for cash at their then current fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments).  The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(c)          No later than sixty (60) days prior to the expiration of the Original Term or any Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention not to renew the term, whereupon the Term of this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the expiration date of this Agreement next following the delivery of such notice.

(d)          If this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other, except as provided in Section 13(b) and Section 16 of this Agreement.  In addition, Section 11 of this Agreement shall survive termination of this Agreement.

SECTION 14.	ASSIGNMENT.

(a)          Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors; provided, however, that no such consent shall be required in the case of an assignment by the Manager to an entity whose business and operations are managed or supervised by Mr. Wesley R. Edens (the “Principal”).  Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment.  In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager.  This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to a successor to the Company (by merger, consolidation or purchase of assets), in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b)          Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Section 2 of this Agreement to any of its affiliates in accordance with the terms of this Agreement or as otherwise approved by the Board, and the Company hereby consents to any such assignment and subcontracting; provided that no such assignment shall relieve the assigning party of any liability under this Agreement.  In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

SECTION 15.	TERMINATION FOR CAUSE.

(a)          The Company may terminate this Agreement effective upon sixty (60) days prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, if any act of fraud, misappropriation of funds, or embezzlement against the Company or other willful violation of this Agreement by the Manager in its corporate capacity (as distinguished from the acts of any employees of the Manager which are taken without the complicity of the Principal) under this Agreement or in the event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement.

(b)          The Manager may terminate this Agreement effective upon sixty (60) days prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30 day period.

SECTION 16.	ACTION UPON TERMINATION.

(a)          From and after the effective date of termination of this Agreement, pursuant to Sections 13, 14, or 15 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 13 or Section 15(b), the applicable Termination Fee.  Upon such termination, the Manager shall forthwith:

(i)          after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(ii)          deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(iii)       deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

SECTION 17.	RELEASE OF MONEY OR OTHER PROPERTY UPON WRITTEN REQUEST.

The Manager agrees that any money or other property of the Company or Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary.  Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than sixty (60) days following such request.  The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s shareholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the first sentence of this Section 17.  The Company and any Subsidiary shall indemnify the Manager and its members, managers, officers and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 17.  Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

SECTION 18.	NOTICES.

Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission or email against answerback, (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)          If to the Company:

FTAI Infrastructure Inc.
c/o FIG LLC
1345 Avenue of the Americas
45th Floor
New York, New York 10105
Attention:  Mr. Ken Nicholson
Attention:  Mr. Kevin Krieger

(b)          If to the Manager:

FIG LLC
1345 Avenue of the Americas
46th Floor
New York, New York 10105
Attention:  Mr. Randal A. Nardone
Attention:  Mr. David Brooks

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.

SECTION 19.	BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

SECTION 20.	ENTIRE AGREEMENT.

This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement.  The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.  This Agreement may not be modified or amended other than by an agreement in writing.

SECTION 21.	CONTROLLING LAW.

This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

SECTION 22.	INDULGENCES, NOT WAIVERS.

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 23.	TITLES NOT TO AFFECT INTERPRETATION.

The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

SECTION 24.	EXECUTION IN COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 25.	PROVISIONS SEPARABLE.

The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

SECTION 26.	GENDER.

Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

FTAI INFRASTRUCTURE INC.,
a Delaware corporation

By:	/s/ Kenneth Nicholson
Name: Kenneth Nicholson
Title: Chief Executive Officer

MANAGER:

FIG LLC,
a Delaware limited liability company

By:	/s/ Daniel Bass
Name: Daniel Bass
Title: Chief Financial Officer